Exhibit 99.1

For Immediate Release

Extremely Mild Winter Weather Leads to Reduced Goderich Production
and Lower 2015 Earnings Outlook

OVERLAND PARK, Kan. (Dec. 22, 2015) – Extremely mild weather to-date throughout Compass Minerals’ (NYSE-CMP) primary North American service area has reduced demand for the company’s deicing products in the fourth quarter. As a result, the company has announced reduced production at its Goderich mine along with a staff reduction of approximately 90 employees.

Lower deicing demand, as well as continued weakness in the plant nutrition business, is expected to drive Compass Minerals’ full-year earnings per share below the low end of the prior guidance range of $5.20 to $5.50 per share.

The company expects to provide its customary fourth-quarter report on snow event data as well as salt segment sales volume results on Jan. 7, 2016.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the "Risk Factors" sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Communications Manager
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com